                                                                 EXHIBIT (P)(12)


                              Oak Associates, ltd.

         POLICIES AND GUIDELINES PROHIBITING THE MISUSE OF MATERIAL, NON
          PUBLIC INFORMATION AND PERSONAL SECURITIES TRANSACTIONS UNDER
             RULE 204-2(a) OF THE IN VESTMENT ADVISORS ACT OF 1940.

INTRODUCTION

         The securities laws of the United States impose important restrictions on Oak Associates, ltd. and its employees with respect to sales, purchases, exercises of options or other similar transactions involving securities. This document reviews these restrictions and policies concerning securities transactions by Oak Associates, ltd. and its employees. It is important to note that the securities laws are both far-reaching and frequently changing. Therefore, while the following review provides a useful overview, it is not a comprehensive attempt to deal with all potential restrictions. In general, it will help you identify potential problems and be aware of areas where caution is warranted and advice should be sought.

         This document also establishes specific procedures, designed to ensure compliance with the securities laws, to be followed by Oak Associates, ltd. and its employees engaging in transactions in securities.

         Investing in securities held and traded for a client's managed account is not necessarily to be avoided. At the same time, Oak Associates, ltd. expects that if you own such securities it is only for investment over the long term, not for short term, in-and-out trading.

         If you encounter a problem or have any doubts about your transactions in securities, you should consult with the compliance officer, so that the proper advice can be given and the proper actions taken to ensure that both you and Oak Associates, ltd. carry out the letter and spirit of the law, avoiding any appearance of impropriety.

GENERAL RESTRICTIONS AND POLICIES

                                 Insider Trading

         General Prohibition. It is unlawful for an "insider" to trade in securities on the basis of material information known to that individual but not to the public, or to transmit such information to any other person who may trade on the basis of such information. Violation of this prohibition is a serious federal offense and the penalties can include a prison term and disgorgement of any profits. The fact that the insider did not intend to defraud anyone may not insulate the insider from liability. It is Oak Associates, ltd. policy that it and each employee comply with this prohibition.

         Who is an Insider? An insider is any person who has access to material inside information. Insiders include all individuals who have access to such information, including, among others, legal and financial personnel, secretaries, administrative assistants, file personnel and any person (a "tippee") to whom they relate such insider information. The immediate families of all such persons may also be deemed to be insiders.

         What is Material Information? It is only trading on the basis of "material inside information" that is forbidden. This term is subject to many interpretations, but for your purposes, you should assume that it includes any information which a reasonable investor is likely to consider important in determining whether to buy, sell or hold securities. Moreover, the fact that an insider (or a tippee of an insider) has traded on the basis of particular information which has not been made public may itself be regarded as evidence that the information is material. This nonpublic information often concerns the earnings and/or financial condition of a company, its strategic plans, takeover matters and other important imminent events or matters that could effect the market price of the company's securities.

         Whenever you have any doubt as to the materiality of any insider information known to you, you should consult with the compliance officer before trading in such securities. The process of consultation and clearance in advance should serve to avoid potential liability or other serious consequences (i.e., exposure to costly investigations or litigation).

         When is Information Deemed Public? Securities transactions by insiders in possession of material information, provided they are otherwise consistent with the procedures set forth in this policy, should be made only when the insider is certain that such information has been sufficiently publicized by official announcements. Information is not public merely because it is reflected by rumors or other unofficial statements in the marketplace. Moreover, the insider may not attempt to "beat the market" by trading simultaneously with, or shortly after, the official release of such information. Depending on the circumstances then, information normally should not be regarded as public until at least 24 hours after it has been disseminated through a national news medium.

                  Speculation Discouraged; Sale of Option Stock

         To promote compliance with federal securities laws and the policies of Oak Associates, ltd. employees should view all their transactions in securities as involving investment decisions and not speculation. In-and-out trading or holding of securities for brief periods is therefore discouraged.

COMPLIANCE PROCEDURES

         Compliance with federal securities laws is a high priority for Oak Associates, ltd. and, in order to ensure that Oak Associates, ltd. does comply with the letter and spirit of the law, a number of specific procedures have been established. These procedures, which are outlined below, are to be followed by Oak Associates, ltd. and each employee of Oak Associates, ltd.

                  Oak Associates, ltd. and each employee shall not purchase or sell any securities when the purchaser or seller knows of material nonpublic information about the company.

         2. Assuming that the purchaser or seller knows of no material nonpublic information about the company, if the transactions in the company's securities are more than $10,000 in a 12-month period, the following procedures must be followed prior to engaging in the purchase or sale of any publicly traded security:

                  1. The employee should contact the compliance officer who will ascertain whether the employee or Oak Associates, ltd. possesses any material nonpublic information about the company.

                  2. Upon completing these procedures, the compliance officer will advise the requesting employee whether or not the proposed trade may proceed.

                  3. If the response is negative, the requesting person may not proceed with the proposed transaction. If the response is affirmative, the requesting person may complete the proposed transaction on the same day approval has been given. If the transaction is not completed within this period, the procedure must be repeated.

         3. In accordance with Rule 204-2 (a) (12) of the Investment Advisers Act of 1940, the compliance officer shall keep "Personal Securities Transactions Records" for every transaction in a security in which all access persons has, or by such transaction acquires, direct or indirectly, beneficial ownership of a security. These Personal Securities Transactions Records shall state:

                           (i) the title and the amount of the security involved;

                           (ii) the date and nature of the transaction (i.e.,purchase, sale or other acquisition or disposition);

                           (iii) the price at which the transaction was effected; and

                           (iv) the name of the broker, dealer or bank with or through whom the transaction was effected.

         Each such transaction shall be recorded not later than 10 days after the end of the quarter in which the transaction was effected. A copy of each Personal Securities Transactions Record for all access persons shall be maintained in a central file and reviewed on a monthly basis by the compliance officer for compliance with these internal policies and federal securities laws.

CONCLUSION

         This policy has been developed to provide Oak Associates, ltd. and its employees with an overview of federal securities laws and a mechanism to ensure compliance. The processes of consultation and advance clearance may be time-consuming, and at times seem burdensome, but they should serve to avoid embarrassment, as well as potentially serious liability. If you have any questions concerning federal securities laws or Oak Associates', ltd. policies and procedures regarding these laws, you should consult the firm's compliance officer.

                  CODE OF ETHICS ADOPTED PURSUANT TO RULE 17j-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

1.       PURPOSES

         The Code has been adopted by the Board of Directors/Trustees of Oak Advised or Subadvised investment company accounts in accordance with Rule 17j-1
(b) under the Investment Company Act of 1940 (the Act) and in accordance with the following general principles:

                  (1) THE DUTY AT ALL TIMES TO PLACE THE INTERESTS OF SHAREHOLDERS FIRST.

                           Investment company personnel should scrupulously
                  avoid serving their own personal interests ahead of shareholders' interests in any decision relating to their personal investments.

                  (2) THE REQUIREMENT THAT ALL PERSONAL SECURITIES TRANSACTIONS BE CONDUCTED CONSISTENT WITH THE CODE AND IN SUCH A MANNER AS TO AVOID ANY ACTUAL OR POTENTIAL CONFLICT OF INTEREST OR ANY ABUSE OF AN INDIVIDUAL'S POSITION OF TRUST AND RESPONSIBILITY.

                           Investment company personnel must not only seek to
                  achieve technical compliance with the Code but should strive to abide by its spirit and the principles articulated herein.

                  (3) THE FUNDAMENTAL STANDARD THAT INVESTMENT COMPANY PERSONNEL SHOULD NOT TAKE INAPPROPRIATE ADVANTAGE OF THEIR POSITIONS.

                           Investment company personnel must avoid any situation
                  that might compromise, or call into question, their exercise of fully independent judgment in the interest of shareholders, including, but not limited to the receipt of unusual investment opportunities, perquisites, or gifts of more than a de minimis value from persons doing or seeking business with the Fund.

         Rule 17j-1 under the Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by associated persons of such companies.

         The purpose of the Code is to establish procedures consistent with the Act and Rule 17j-1 to give effect to the following general prohibitions as set forth in rule 17j-1:

                  (a) It shall be unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired, as defined in this section, by such registered investment company.

                           (1) To employ any device, scheme or artifice to defraud such registered investment company;

                           (2) To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                           (3) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

                           (4) To engage in any manipulative practice with respect to such registered investment company.

2.       DEFINITIONS

                  (a) "Access Person" means any director/trustee, officer, general partner or Advisory Person (including any Investment Personnel, as that term is defined herein) of the Fund, the Manager or the Adviser/Subadviser; provided, however, that "Access Person" shall not include any director/trustee, officer, general partner or Advisory Person of Pacific Investment Management Company (PIMCO) or Columbus Circle investors (Columbus Circle) who shall be subject to the provisions of the code of ethics adopted by PIMCO and Columbus Circle, respectively.

                  (b) "Adviser/Subadviser" means the Adviser or Subadviser of the Fund or both as the context may require.

                  (c)      "Advisory Person" means:

                           (i) any employee of the Fund, Manager or Adviser/Subadviser (or of any company in a control relationship to the Fund, Manager or Adviser/Subadviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

                           (ii) any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security.

                  (d) "Beneficial Ownership" will be interpreted in the same manner as it would be in determining which security holdings of a person are subject to the reporting and short-swing profit provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership will apply to all securities which an Access Person has or acquires (Exhibit A).

                  (e) "Complex" means the group of registered investment companies for which Prudential Mutual Fund Management, Inc. serves as Manager; provided, however, that with respect to Access Persons of the Subadviser (including any unit or subdivision thereof), "Complex" means the group of registered investment companies in the Complex advised by the Subadviser, or unit, or subdivision thereof.

                  (f) "Compliance Officer" means the person designated by the Manager or the Adviser/Subadviser (including his or her designee) as having responsibility for compliance with the requirements of the Code.

                  (g) "Control" will have the same meaning as that set forth in Section 2 (a) (9) of the Act.

                  (h) "Disinterested Director/Trustee" means a Director/Trustee of the Fund who is not an "interested person" of the Fund within the meaning of Section 2 (a) (19) of the Act.

                  (i) "Investment Personnel" means Portfolio Managers and other Advisory Persons who provide investment information and/or advice to the Portfolio Manager(s) and/or help execute the Portfolio Manager's (s') investment decisions, including securities analysts and traders.

                  (j)      "Manager" means Prudential Mutual Fund Management,
                  Inc.

                  (k) "Portfolio Manager" means any Advisory Person who has the direct responsibility and authority to make investment decisions for the Fund.

                  (l) "Purchase or sale of a Security" includes, inter alia, the writing of an option to purchase or sell a security.

                  (m) "Security" will have the meaning set forth in Section 2 (a) (36) of the Act, except that it will not include shares of registered open-end investment companies, securities issued by the United States Government, short-term debt securities which are "government securities" within the meaning of
                  Section 2 (a) (16) of the Act, bankers' acceptances, bank certificates of deposit, commercial paper and such other money market instruments as are designated by the Compliance Officer. For purposes of the Code, an "equivalent Security" is one that has a substantial economic relationship to another Security. This would include, among other things,

                           (1) a Security that is convertible into another Security,

                           (2) with respect to an equity Security, a Security having the same issuer (including a private issue by the same issuer) and any derivative, option or warrant relating to that Security and

                           (3) with respect to a fixed-income Security, a Security having the same issuer, maturity, coupon and rating.

3.       APPLICABILITY

         The prohibitions described below will only apply to a transaction in a Security in which the designated Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership.

4.       PROHIBITED PURCHASES AND SALES

                  A.       INITIAL PUBLIC OFFERINGS

                           No Investment Personnel may acquire any Securities in
                  an initial public offering.

                  B.       PRIVATE PLACEMENTS

                  No Investment Personnel may acquire any Securities in a private placement without express prior approval.

                  (i) Prior approval must be obtained in accordance with the preclearance procedure described in Section 6 below. Such approval will take into account, among other factors, whether the investment opportunity should be reserved for the Fund and its shareholders and whether the opportunity is being offered to the Investment Personnel by virtue of his or her position with the Fund.

                  (ii) Investment Personnel who have been authorized to acquire Securities in a private placement must disclose that investment to the chief investment officer (including his or her designee) of the Adviser/Subadviser (or of any unit or subdivision thereof) or the Compliance Officer when they play a part in any subsequent consideration of an investment by the Fund in the issuer. In such circumstances, the Fund's decision to purchase Securities of the issuer will be subject to an independent review by appropriate personnel with no personal interest in the issuer.

                  C.       BLACKOUT PERIODS

                  (i) Except as provided in Section 5 below, Access Persons are prohibited from executing a Securities transaction on a day during which any investment company in the Complex has a pending "buy" or "sell" order in the same or an equivalent Security and until such time as that order is executed or withdrawn; provided, however, that this prohibition shall not apply to Disinterested Directors/Trustees except if they have actual knowledge of trading by any fund in the Complex and, in any event, only with respect to those funds on whose boards they sit.

                           This prohibition shall also not apply to Access
                  Persons of the Manager who do not, in the ordinary course of fulfilling his or her official duties, have access to information regarding the purchase and sale of Securities for the Fund; provided that Securities investments effected by such Access Persons during the Proscribed period are not effected with knowledge of the purchase or sale of the same or equivalent Securities by any fund in the Complex.

                           A "pending 'buy' or 'sell' order" exists when a
                  decision to purchase or sell a Security
                  has been made and communicated.

                  (ii) Portfolio Managers are prohibited from buying or selling a Security within seven calendar days before or after the Fund trades in the same or an equivalent Security.

                  (iii) If trades are effected during the periods proscribed in (i) or (ii) above, except as provided in (iv) below with respect to (i) above, any profits realized on such trades will be immediately required to be disgorged to the Fund.

                  (iv) A transaction by Access Persons (other than Investment Personnel) inadvertently effected during the period proscribed in (i) above will not be considered a violation of the Code an disgorgement will not be required so long as the transaction was effected in accordance with the preclearance procedures described in Section 6 below and without prior knowledge of trading by any fund in the Complex in the same or an equivalent Security.

                  D.       SHORT-TERM TRADING PROFITS

                  Except as provided in Section 5 below, Investment Personnel are prohibited from profiting from a purchase and sale, or sale and purchase, of the same or an equivalent Security within any 60 Calendar day period. If trades are effected during the proscribed period, any profits realized on such trades will be immediately required to be disgorged to the Fund.

5.       EXEMPTED TRANSACTIONS

                  Subject to preclearance in accordance with Section 6 below with respect to subitems (b), (e), (f), (g), (h) and (i) hereof, the prohibitions of Sections 4 (C) and 4 (D) will not apply to the following:

                           (a) Purchases or sales of Securities effected in any account over which the Access Person has no direct or indirect influence or control or in any account of the Access Person which is managed on a discretionary basis by a person other than such Access Person and with respect to which such Access Person does not in fact influence or control such transactions.

                           (b) Purchases or sales of Securities (or their equivalents) which are not eligible for purchase or sale by any fund in the Complex.

                           (c) Purchases or sales of Securities which are non-volitional on the part of either the Access Person or any fund in the Complex.

                           (d) Purchases of Securities which are part of an automatic dividend reinvestment plan.

                           (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

                           (f) Any equity Securities transaction, or series of related transactions effected over a 30 calendar day period, involving 500 shares or less in the aggregate, if:

                                    (i)      the Access person has no prior
                                    knowledge of activity in such security by any fund in the Complex and

                                    (ii)     the issuer is listed on The New
                                    York Stock Exchange or has a market
                                    capitalization (outstanding shares
                                    multiplied by the current price per share) greater than $1 billion (or a corresponding market capitalization in foreign markets).

                           (g) Any fixed-income Securities transaction, or series of related transactions effected over a 30 calendar day period, involving 100 units ($100,000 principal amount) or less in the aggregate, if the Access Person has no prior knowledge of transactions in such Securities by any fund in the Complex.


                           (h) Any transaction in index options effected on a broad-based index if the Access Person has no prior knowledge of activity in such index by any fund in the Complex.

                           (i) Purchases or sales of Securities which receive the prior approval of the Compliance Officer (such person having no personal interest in such purchases or sales), based on a determination that no abuse is involved and that such purchases and sales are not likely to have any economic impact on any fund in the Complex or on its ability to purchase or sell Securities of the same class or other Securities of the same issuer.

6.       PRECLEARANCE

         Access Persons (other than Disinterested Directors/Trustees) must preclear all personal Securities investments with the exception of those identified in subparts (a), (c) and (d) of Section 5 above.

         All requests for preclearance must be submitted to the Compliance Officer for approval. All approved orders must be executed by the close of business on the day preclearance is granted; provided, however, that approved orders for Securities traded in foreign markets may be executed within two (2) business days from the date preclearance is granted. If any order is not timely executed, a request for preclearance must be resubmitted.

7.       REPORTING

         (a) Disinterested Directors/Trustees shall report to the Secretary of the Fund or the Compliance Officer the information described in
         Section 7 (b) hereof with respect to transactions in any Security in which such Disinterested Director/Trustee has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security only if such Disinterested Director/Trustee, at the time of that transaction knew or, in the ordinary course of fulfilling his or her official duties as a

         Director/Trustee of the Fund, should have known that, during the 15-day period immediately preceding or subsequent to the date of the transaction in a Security by such Director/Trustee, such Security is or was purchased or sold by the Fund or was being considered for purchase or sale by the Fund, the Manager or Adviser/Subadviser; provided, however, that a Disinterested Director/Trustee is not required to make a report with respect to transactions effected in any account over which such Director/Trustee does not have any direct or indirect influence or control or in any account of the Disinterested Director/Trustee which is managed on a discretionary basis by a person other than such Director/Trustee and with respect to which such Director/Trustee does not in fact influence or control such transactions. The Secretary of the Fund or the Compliance Officer shall maintain such reports and such other records to the extent required by Rule 17j-1 under the Act.

         (b) Every report required by Section 7 (a) hereof shall be made not later than ten days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

                  (i) The date of the transaction, the title and the number of shares, and the principal amount of each Security involved;

                  (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  (iii)    The price at which the transaction was effected; and

                  (iv) The name of the broker, dealer or bank with or through whom the transaction was effected.

         (c) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

8.       RECORDS OF SECURITIES TRANSACTIONS AND POST-TRADE REVIEW

         Access Persons (other than Disinterested Directors/Trustees) are required to direct their brokers to supply, on a timely basis, duplicate copies of confirmations of all personal Securities transactions and copies of periodic statements for all Securities accounts in which such Access Persons have a Beneficial Ownership interest to the Compliance Officer. Compliance with this Code requirement will be deemed to satisfy the reporting requirements imposed on Access Persons under Rule 17j-1(c).

         The Compliance Officer will periodically review the personal investment activity of all Access Persons (including Disinterested Directors/Trustees with respect to Securities transactions reported pursuant to Section 7 above).


9.       DISCLOSURE OF PERSONAL HOLDINGS

         Upon commencement of employment and thereafter on an annual basis, Access Persons (other than Disinterested Directors/Trustees) must disclose all personal Securities holdings.

10.      GIFTS

         Access Persons are prohibited from receiving any gift or other thing of more than $100 in value from any person or entity that does business with or on behalf of the Fund. Occasional business meals or entertainment (theatrical or sporting events, etc.) are permitted so long as they are not excessive in number or cost.

11.      SERVICE AS A DIRECTOR

         Investment Personnel are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization based upon a determination that the board service would be consistent with the interests of the Fund and its shareholders. In the limited instances that such board service is authorized, Investment Personnel will be isolated form those making investment decisions affecting transactions in Securities issued by any publicly traded company on whose board such Investment Personnel serves as a director through the use of "Chinese Wall" or other procedures designed to address the potential conflicts of interest.

12.      CERTIFICATION OF COMPLIANCE WITH THE CODE

         Access Persons are required to certify annually as follows:

         (i)      that they have read and understood the Code;

         (ii)     that they recognize that they are subject to the Code;

         (iii)    that they have complied with the requirements of the Code; and

         (iv) that they have disclosed or reported all personal Securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

13.      CODE VIOLATIONS

         All violations of the Code will be reported to the Board of Directors/Trustees of the Fund on a quarterly basis. The Board of Directors/Trustees may take such action as it deems appropriate.

14.      REVIEW BY THE BOARD OF DIRECTORS/TRUSTEES

         The Board of Directors/Trustees will be provided with an annual report which at a minimum:

         (i) summarizes existing procedures concerning personal investing and any changes in the procedures made during the preceding year;

         (ii) identifies any violations requiring significant remedial action during the preceding year; and

         (iii) identifies any recommended changes in existing restrictions or procedures based upon the Fund's experience under the Code, evolving industry practices, or developments in applicable laws and regulations.

                            EXPLANATORY NOTES TO CODE


         1. The information on personal employee Securities transactions received and recorded by the Manager and by the Adviser/Subadviser, in conformity with Rule 204-2(a) (12) under the Investment Advisers Act of 1940, under their respective current policy statements regarding personal securities transactions of employees will be deemed to satisfy the reporting requirements imposed on Access Persons of the Manager and of the Adviser/Subadviser under Rule 17j-1(c).

         2. No comparable code requirements have been imposed upon Prudential Mutual Fund Services, Inc., the Fund's transfer agent, or Prudential Securities Incorporated, which acts as the Fund's distributor, or those of their directors or officers who are not Directors/Trustees or Officers of the Fund since they are deemed not to constitute Access Persons or Advisory Persons as defined in paragraphs
         (e) (1) and (2) of Rule 17j-1.

Dated:   April 1, 1995, as amended on June 1, 1995.

                                                                       Exhibit A


                       Definition of Beneficial Ownership

         The term "beneficial ownership" of securities would include not only ownership of securities held by an access person for his or her own benefit. Whether in bearer form or registered in his or her own name or otherwise, but also ownership of securities held for his or her benefit by other (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he or she has only a remainder interest), and securities held for his or her account by pledges, securities owned by a partnership in which he or she should regard as a personal holding corporation. Correspondingly, this term would exclude securities held by an access person for the benefit of someone else.

         Ordinarily, this term would not include securities held by executors or administrators in estates in which an access person is a legatee or beneficiary unless there is a specific legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent's death.

         Securities held in the name of another should be considered as "beneficially" owned by an access person where such person enjoys "benefits substantially equivalent to ownership". The SEC has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances such relationship ordinarily results in such person obtaining benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, to meet expenses which such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

         An access person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contact, understanding, relationship, agreement or other arrangement, he obtains therefrom benefits substantially equivalent to those of ownership. Moreover, the fact that the holder is a relative or relative of a spouse and sharing the same home as an access person may in itself indicate that the access person would obtain benefits substantially equivalent to those of ownership from securities held in the name of such relative. Thus, absent countervailing facts, it is expected that securities held by relatives who share the same home as an access person will be treated as being beneficially owned by the access person.

         An access person also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or other person, even though he does not obtain therefrom the aforementioned benefits of ownership, if he can vest or revest title in himself at once or at some future time.

                              OAK ASSOCIATES, LTD.
                            SUMMARY OF CODE OF ETHICS
                PERSONAL ACCOUNT TRADING AND INSIDER INFORMATION


This is a summary of Oak Associates', ltd. policy regarding personal account trading and the use of insider information. Since the actual policies are both lengthy and complex, the major points are summarized for you below.

If you have a brokerage account and make personal securities transactions, you are required to follow these rules under the Investment Company and Investment Advisor Acts of 1940. The only non-trading related issue in the Code relates to the receipt of gifts from those with which Oak Associates, ltd. do brokerage business. You are not permitted to accept gifts of greater than $100. This does not apply to occasional business dinners and entertainment events (sports etc.).

If you have any questions about these guidelines, don't hesitate to ask Geoffrey Moore, Sandra Noll, Tom Hipp or Doug MacKay.

                                   DEFINITIONS

Access persons include all employees. Please do not discuss any investment company account transactions with outsiders of Oak Associates, ltd., including brokers and clients. Such information, if timely, could cause such outsiders to become access persons subject to the Code.

Investment personnel would include Jim Oelschlager, Donna Barton, Margaret Ballinger, Tom Hipp, Jeff Travis, Brandi Knotts, Doug MacKay, Heather Berg, Candy Usner, and Jessica Kardos subject to changing roles. The portfolio managers are Jim Oelschlager, Doug MacKay.

Investment company clients at this point include White Oak, Pin Oak, and Red Oak, Mutual of America (both accounts), and the Prudential Target Fund. While the attached Rule 17j-1 Code of Ethics references the Prudential Target Fund, these rules apply to all investment company accounts Oak Associates, ltd. currently manages or will manage in the future.

A personal transaction/account is defined as any account/transaction in which an access person has a beneficial interest or where such person enjoys benefits substantially equivalent to ownership. Under this rule, additional access person accounts would include those owned by family members living in your home as well as the Oak Associates Profit Sharing Plan.

Geoffrey Moore will serve as the primary compliance officer. Doug MacKay, Sandra Noll and Tom Hipp will be Geoffrey Moore's backups.



                               GENERAL GUIDELINES

INITIAL PUBLIC OFFERINGS: No investment personnel may acquire any securities in an initial public offering.

PRIVATE PLACEMENTS: No investment personnel may acquire any securities in a private placement without first obtaining pre-clearance and approval from the compliance officer and/or an independent review board.

PRE-CLEARANCE: All access persons must receive pre-clearance from the compliance officer for all personal securities transactions. Doug MacKay, Sandra Noll and Tom Hipp will serve as the compliance officer for Geoffrey Moore's personal trades. A copy of the current preclearance trade request form is in this packet and additional ones are available from the compliance officer.

BLACKOUT PERIODS:

No access person shall execute a transaction within twenty-four hours in which an investment company client has a pending buy or sell order outstanding in the same or an equivalent security. The prohibition does not apply to access persons who do not, in the ordinary course of fulfilling his or her official duties, have access to information regarding the purchase and sale of securities of an investment company account, as long as they are not effected with such knowledge in their specific transaction.

No portfolio manager shall execute any transaction within seven calendar days before or after an investment company client traded in the same or an equivalent security.

If trades are effected during the periods proscribed above, any profits realized on such trades will be disgorged immediately on a pro-rata basis to all of our investment company accounts, or another suitable arrangement will be made. Disgorgement will not be required of access persons as long as pre-clearance procedures were followed and prior knowledge of trading in the same or an equivalent security was absent.

SHORT-TERM TRADING: Investment personnel are prohibited from profiting from the purchase and sale of the same or an equivalent security within any sixty-day calendar period. The short-term trading ban applies to all securities that could be purchased or were purchased for investment company accounts. For purposes of this rule, securities that "could be purchased" include all securities or equivalent securities that are not specifically prohibited by mutual fund prospectus or subadvisor guidelines. Any profits so realized must immediately be disgorged to the investment company accounts on a pro-rata basis.

REPORTING: All access persons must instruct their broker or personally provide the compliance person with duplicate confirmations of all trades and monthly account statements for any and all personal accounts. Geoffrey Moore will maintain files on all employees that will include annual certifications, brokerage statements, preapproval authorizations and trading confirmations. All of the Oelschlager related brokerage statements are kept in Joyce and Steve Strasser's office. Their trade confirms with the trading files are kept up by Joanne Copley and their preapproval forms are kept in Geoffrey Moore's office.

GIFTS: No access person may receive any gift or other thing of more than $100 in value from any person or entity that does business with or on behalf of an investment company account. Occasional business entertainment expenses are permitted as long as they are not excessive in cost or frequency.

BOARD POSITIONS: No investment personnel are permitted to accept a position on the Board of Directors of a publicly traded company without prior authorization of the compliance person.

DISCLOSURE OF HOLDINGS: Upon commencement of employment and thereafter on an annual basis, access persons must disclose all personal securities holdings for all personal accounts. As long as the compliance person is receiving monthly brokerage statements that include all personal holdings, this requirement will be met.

CERTIFICATION OF COMPLIANCE WITH THE CODE: Access persons must certify on an annual basis that they have read and understand the code, that they recognized they are subject to it, that they have complied with its requirements, and that they have disclosed or reported all personal securities transactions required to be disclosed or reported by the Code. A copy of the annual certification form is attached.

EXEMPT TRANSACTIONS: Please refer to the entire code for specific exemptions from blackout periods, short-term trading bans, and pre-clearance procedures afforded access and investment personnel.

Perhaps the most relevant is an exemption providing that the blackout period and short-term trading rules do not apply for any equity securities transaction, or series of related transactions effected over a 30 calendar day period, involving 500 shares or less in the aggregate, if (i) the Access Person has no prior knowledge of activity in such security by any investment company account and
(ii) the issuer is listed on the New York Stock Exchange or has a market capitalization of at least one billion dollars.

BAN ON THE USE OF INSIDE INFORMATION: Employees are prohibited from purchasing or selling securities on the basis of material, non-public information. If in doubt about whether or not the information you possess is material and non-public, you must discuss it with Jim Oelschlager and/or the compliance officer before getting preapproval.

                              COMPLIANCE CHECKLIST

Geoffrey Moore is required to submit a compliance checklist to a number of our investment company accounts representing our full compliance with the Code on a monthly basis. As a result, Oak Associates, ltd. will need all records from you, particularly your brokerage statements, as soon as possible after month-end.

If you have any questions at all, please don't hesitate to ask Geoffrey Moore, Sandra Noll, Tom Hipp or Doug MacKay.

                       OAK ASSOCIATES LTD., CODE OF ETHICS
                            ANNUAL CERTIFICATION FORM





I,                         , certify that I have read and understand Oak
Associates', ltd. Code of Ethics. I recognize that I am subject to the Code and that I will have to comply with its requirements on an ongoing basis as long as I am an employee and access person of Oak Associates. I understand that I must disclose and report all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.



                                                 -------------------------------
                                                          Employee Name

                                                 -------------------------------
                                                               Date

                  PERSONAL SECURITIES TRANSACTION REQUEST FORM



Please use this form to request preclearance for your personal securities transactions. If Geoffrey Moore is not available, submit the request to Doug MacKay, Sandra Noll or Tom Hipp. We will make every effort to get your investment precleared as soon as possible.

All approved trades must be completed within twenty-four hours of approval. Otherwise, you must seek preclearance again. By submitting this trade request, you acknowledge that you are not in the possession of material, non-public information about the company's stock that you desire to purchase or sell.



Your Name:   _______________________________________

Security to be Precleared:  ________________________

Number of Shares:  _________________________________

Today's Date:  _____________________________________

****************************************************

Approved By:  ______________________________________

Denied By:  ________________________________________

Date:  _____________________________________________